SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               FORM 8-K/A


                           AMENDMENT NO. 1 TO
                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported):  November 8, 1996


                       CHROMCRAFT REVINGTON, INC.
       ----------------------------------------------------------
         (Exact name of Registrant as specified in its charter)


          Delaware                       1-13970                35-1848094
----------------------------    ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)


1100 North Washington Street, Delphi, IN                           46923
----------------------------------------                         --------
(Address of Principal Executive Offices)                         Zip Code


                             (317) 564-3500
          ----------------------------------------------------
          (Registrant's telephone number, including area code)

The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K previously filed with the Securities and Exchange Commission on November 23, 1996 as set forth below.

Item 7. Financial Statements and Exhibits

(a)   Financial statements of business acquired

      (1) Audited Balance Sheets for Cochrane Furniture Company, Inc. as of March 30, 1996 and April 1, 1995, the related Statements of Operations, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended March 30, 1996, the Notes to Financial Statements and the Independent Auditor's Report.

(b)   Pro forma financial information

      (1) Pro Forma Condensed Consolidated Balance Sheet of the Registrant as of September 28, 1996 (Unaudited).

      (2) Pro Forma Condensed Consolidated Statement of Earnings of the Registrant for the Nine Months Ended September 28, 1996 (Unaudited).

      (3) Pro Forma Condensed Consolidated Statement of Earnings of the Registrant for the Year Ended December 31, 1995
              (Unaudited).

      (4)     Notes to Unaudited Pro Forma Condensed Consolidated
              Financial Statements.

(c)   Exhibits

      2 Agreement and Plan of Merger dated October 10, 1996 by and among the Registrant, Cochrane Furniture Company, Inc. and CRI Acquisition Corporation (Incorporated by reference to
              Exhibit 2 of the Registrant's Form 8-K, File No. 0-19894, dated November 4, 1996).

                    Pro Forma Financial Information
                       Chromcraft Revington, Inc.


The following unaudited pro forma condensed consolidated balance sheet of Chromcraft Revington, Inc. (the "Company") at September 28, 1996 gives effect to an Agreement and Plan of Merger (the "Merger Agreement") dated October 10, 1996 by and among the Company, CRI Acquisition Corporation and Cochrane Furniture Company, Inc. ("Cochrane Furniture") as if the merger contemplated by the Merger Agreement had occurred on such date. The unaudited pro forma condensed consolidated statement of earnings of the Company for the nine months ended September 28, 1996 gives effect to the Merger Agreement as if the merger contemplated thereby had occurred on January 1, 1996. The unaudited pro forma condensed consolidated statement of earnings of the Company for the year ended December 31, 1995 combines the operating results of Cochrane Furniture for the fiscal year ended March 30, 1996 and the Company's operating results for the year ended December 31, 1995 and gives effect to the merger as if it had occurred at the beginning of the period. Operating results of Cochrane Furniture for the quarter ended March 30, 1996 are included in each of the pro forma condensed consolidated statements of earnings.

The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if the acquisition of Cochrane Furniture had in fact occurred on such dates or to project the Company's financial position or results of operations as of any future date or for any future period. Information regarding the Company's actual results of operations for the periods presented may be obtained from the respective filings on Form 10-K and 10-Q.


                          Pro Forma Condensed Consolidated Balance Sheet (unaudited)
                                          Chromcraft Revington, Inc.
                                              September 28, 1996
                                                (In thousands)
                                                                                 (a)
                                         Chromcraft        Cochrane            Purchase
                                         Revington,        Furniture            Adjust-
                                            Inc.           Co., Inc.             ments               Pro Forma
                                        -----------       -----------        ------------          ------------
Assets
------
Cash and cash equivalents               $       561       $         -        $         -           $        561
Accounts receivable                          24,454             9,532                  -                 33,986
Inventories                                  21,285            11,840             (1,354) (b)            31,771
Deferred income taxes
  and other assets                            1,492             1,236              2,172  (c)             4,900
                                        -----------       -----------        ------------          ------------

  Current assets                             47,792            22,608                818                 71,218

Property, plant and
  equipment, net                             22,891            12,593              3,699  (d)            39,183
Goodwill and tradenames                      21,086                 -                  -                 21,086
Other assets                                  2,198             1,406               (809) (e)             2,795
                                        -----------       -----------        ------------          ------------

  Total assets                          $    93,967       $    36,607        $     3,708           $    134,282
                                        ===========       ===========        ============          ============

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable                        $     6,431       $     6,224        $         -           $     12,655
Accrued liabilities                          10,522             4,711              1,350  (f)            16,583
Current portion of
  long term debt                                  -            17,372            (17,372) (g)                 -
                                        -----------       -----------        ------------          ------------

  Current liabilities                        16,953            28,307            (16,022)                29,238

Long term debt                                    -             4,875             17,372  (g)            25,730
                                                                                   3,483  (h)
Deferred income taxes and
  other liabilities                           2,861             2,794               (994) (c)             5,161
                                                                                     500  (i)
                                        -----------       -----------        ------------          ------------
  Total liabilities                          19,814            35,976              4,339                 60,129
                                        -----------       -----------        ------------          ------------

Stockholders' equity                         74,153               631               (631) (a)            74,153
                                        -----------       -----------        ------------          ------------

  Total liabilities and
     stockholders' equity               $    93,967       $    36,607        $     3,708           $    134,282
                                        ===========       ===========        ============          ============

See accompanying notes to unaudited pro forma condensed consolidated financial statements.


                      Pro Forma Condensed Consolidated Statement of Earnings (unaudited)
                                          Chromcraft Revington, Inc.
                                 For the Nine Months Ended September 28, 1996
                                    (In thousands, except per share data)


                                         Chromcraft        Cochrane            Purchase
                                         Revington,        Furniture            Adjust-
                                            Inc.           Co., Inc.             ments               Pro Forma
                                        ------------      ------------       -------------         ------------

Sales                                   $   123,002       $    60,433        $          -          $    183,435

Cost of sales                                89,175            54,468                (379) (k)          143,264
                                        ------------      ------------       -------------         ------------

Gross margin                                 33,827             5,965                 379                40,171

Selling, general and
  administrative expenses                    16,852             8,972                 (86) (k)           25,738
                                        ------------      ------------       -------------         ------------

Operating income                             16,975            (3,007)                465                14,433

Interest expense (income), net                  (20)            1,745                (396) (l)            1,329
                                        ------------      ------------       -------------         ------------


Earnings before income
  tax expense                                16,995            (4,752)                861                13,104

Income tax (benefit) expense                  6,798                 -              (1,556) (m)            5,242
                                        ------------      ------------       -------------         ------------

Net earnings                            $    10,197       $    (4,752)       $      2,417          $      7,862
                                        ============      ============       =============         ============

Earnings per share
   Primary                              $      1.73                                                $       1.34
                                        ============                                               ============

   Fully diluted                        $      1.73                                                $       1.34
                                        ============                                               ============

Average common shares
  and equivalents outstanding                 5,886                                                       5,886
                                        ============                                               ============






See accompanying notes to unaudited pro forma condensed consolidated financial statements.


                      Pro Forma Condensed Consolidated Statement of Earnings (unaudited)
                                          Chromcraft Revington, Inc.
                                         Year Ended December 31, 1995
                                    (In thousands, except per share data)


                                                              (j)
                                         Chromcraft        Cochrane            Purchase
                                         Revington,        Furniture            Adjust-
                                            Inc.           Co., Inc.             ments               Pro Forma
                                        ------------      ------------       -------------         ------------

Sales                                   $    152,609      $    85,698        $          -          $    238,307

Cost of sales                                111,787           76,520                (553) (k)          187,754
                                        ------------      ------------       -------------         ------------

Gross margin                                  40,822            9,178                 553                50,553

Selling, general and
   administrative expenses                    20,478           14,456  (n)           (117) (k)           34,817
                                        ------------      ------------       -------------         ------------

Operating income                              20,344           (5,278)                670                15,736

Interest expense (income), net                   236            2,104                (107) (l)            2,233
                                        ------------      ------------       -------------         ------------

Earnings before income
   tax expense                                20,108           (7,382)                777                13,503

Income tax (benefit) expense                   8,134             (343)             (2,322) (m)            5,469
                                        ------------      ------------       -------------         ------------

Net earnings                            $     11,974      $    (7,039)       $      3,099          $      8,034
                                        ============      ============       =============         ============

Earnings per share
    Primary                             $       2.04                                               $       1.37
                                        ============                                               ============

   Fully diluted                        $       2.03                                               $       1.36
                                        ============                                               ============

Average common shares
   and equivalents outstanding                 5,867                                                      5,867
                                        ============                                               ============






See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
                       Chromcraft Revington, Inc.


(a) To record the purchase price allocation using the purchase method of accounting based upon the fair value of the assets acquired and the liabilities assumed. The purchase price of the merger consisted of a cash payment to Cochrane Furniture stockholders of $2,213,000, acquisition related expenses of approximately $1,270,000 and the assumption of Cochrane Furniture's liabilities. The Company's revolving credit agreement imposes restrictions on the ability of the Company's subsidiaries (including Cochrane Furniture) to incur indebtedness outside of the revolving credit facility. Accordingly, substantially all the Cochrane Furniture indebtedness has been refinanced with borrowings under the Company's revolving credit facility. A reconciliation of the allocation of the excess of the purchase price over the book value of the net assets acquired is provided below.


         Book value of net assets acquired             $    631,000
         To adjust the book value of balance sheet
           items to their estimated fair values:
              Inventories                                (1,354,000)
              Deferred income taxes                       3,166,000
              Property, plant and equipment               3,699,000
              Other long term assets                       (809,000)
              Accrued liabilities                        (1,350,000)
              Other long term liabilities                  (500,000)
                                                       -------------
         Net purchase price                            $  3,483,000
                                                       =============

      Descriptions of these adjustments are contained in the following footnotes.

(b) To write down finished goods inventory to reflect the Company's decision to discontinue certain products and to adjust inventory costing to the Company's current replacement cost.

(c) To eliminate Cochrane Furniture's deferred tax valuation allowance and to record the deferred tax effects of the pro forma adjustments.

(d) To allocate the amount assigned to property, plant and equipment to the individual assets on a basis proportional to their fair values. Independent appraisals and other information were used in determining the fair value of these assets.

(e) To write off deferred financing costs of approximately $584,000 on Cochrane Furniture indebtedness refinanced under the Company's revolving credit facility and to record a $225,000 reduction in property held for sale to reflect estimated fair value.

(f) To record liabilities for involuntary employee termination benefits (severance) and excess wages under assumed employment contracts and to conform the accounting method of recognizing certain advertising costs.

(g) To reflect the refinancing of Cochrane Furniture's debt shortly following the merger effective date.

(h) To reflect borrowings to finance the cash payment to Cochrane Furniture stockholders and acquisition related expenses of the merger transaction.

(i) To record contingent purchase consideration of approximately $500,000 on Cochrane Furniture's Pem-Kay Furniture Company acquisition.

(j) The unaudited pro forma condensed consolidated statement of earnings for the year ended December 31, 1995 combines the operating results of Cochrane Furniture for the fiscal year ended March 30, 1996 and the Company's operating results for the year ended December 31, 1995 and gives effect to the merger as if it had occurred at the beginning of the period. Operating results of Cochrane Furniture for the quarter ended March 30, 1996 are included in each of the pro forma condensed consolidated statements of earnings.

(k) To reflect the decrease in depreciation expense resulting from the purchase adjustment to property, plant and equipment.

(l) To reflect the decrease in interest expense due to a lower assumed average borrowing rate after the refinancing of Cochrane Furniture's debt under the Company's revolving credit facility, partially offset by interest expense incurred on borrowings to finance the cash payment to Cochrane Furniture stockholders and acquisition related expenses. The Company's effective interest rate was 6.0% and 6.7% for the nine months ended September 28, 1996 and for the year ended December 31, 1995, respectively.

(m) To record a tax benefit on Cochrane Furniture's operating loss for the period, net of the tax effects of the pro forma adjustments.

(n) Includes the writedown of certain assets of the Pem-Kay division of Cochrane Furniture of approximately $3,166,000.

                      INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Cochrane Furniture Company, Inc.
Lincolnton, North Carolina

We have audited the accompanying balance sheets of Cochrane Furniture Company, Inc., as of March 30, 1996, and April 1, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cochrane Furniture Company, Inc. as of March 30, 1996 and April 1, 1995, and the results of its operations and its cash flows for each of the three years in the period ended March 30, 1996, in conformity with generally accepted accounting principles.



/s/ McGladrey & Pullen, LLP

Hickory, North Carolina
May 17, 1996, except for the last paragraph of Note 6 as to which the date is September 19, 1996 and
Note 19 as to which the date is June 20, 1996

COCHRANE FURNITURE COMPANY, INC.


BALANCE SHEETS
March 30, 1996 and April 1, 1995


ASSETS (Note 5)                                                              1996              1995
-------------------------------------------------------------------------------------------------------
Current Assets
  Cash                                                                   $      1,530      $      1,530
  Accounts receivable, trade, less allowance for doubtful accounts
    1996 $120,000; 1995 $120,000 (Note 3)                                  10,264,866        10,206,321
  Refundable income taxes                                                     478,511                 -
  Deferred income taxes (Note 7)                                            1,337,268         1,458,119
  Inventories:  (Note 4)
    Finished goods                                                          6,502,621         6,108,317
    Work in process                                                         1,781,550         2,730,076
    Raw materials                                                           5,756,163         5,845,004
  Property available for sale (Note 6)                                        600,000           858,219
  Prepaid expenses                                                             95,067           161,710
                                                                         ------------------------------
            Total current assets                                           26,817,576        27,369,296
                                                                         ------------------------------
Investments and Other Assets
  Cash value of life insurance, less policy loans 1996 $1,141,950;
    1995 $1,141,859                                                           330,535           233,695
  Goodwill (Notes 12 and 13)                                                        -         2,243,605
  Loan Cost                                                                   661,065           141,322
  Other                                                                        30,500           114,376
                                                                         ------------------------------
                                                                            1,022,100         2,732,998
                                                                         ------------------------------
Property and Equipment (Note 6)
  Land                                                                      1,339,548         1,339,548
  Buildings and improvements                                               11,477,448        11,765,751
  Machinery and equipment                                                  15,193,643        15,340,584
  Transportation equipment                                                    416,057           456,380
  Office furniture and equipment                                            2,126,156         2,152,944
  Computer and transportation equipment under capital leases                1,083,153         1,260,977
  Construction and equipment installations in progress (Note 15)              797,403           630,613
                                                                         ------------------------------
                                                                           32,433,408        32,946,797

  Less accumulated depreciation, including amortization on
    equipment acquired under capital leases 1996 $807,460;
    1995 $626,094                                                          19,179,897        17,698,659
                                                                         ------------------------------
                                                                           13,253,511        15,248,138
                                                                         ------------------------------
                                                                         $ 41,093,187      $ 45,350,432
                                                                         ==============================

See Notes to Financial Statements.


LIABILITIES AND STOCKHOLDERS' EQUITY                                         1996              1995
-------------------------------------------------------------------------------------------------------
Current Liabilities
  Checks written on line of credit                                       $  1,112,509      $  1,002,907
  Short-term borrowings (Note 5)                                           12,211,982         7,975,371
  Current maturities of long-term debt (Note 6)                             5,484,358         1,724,053
  Accounts payable, trade                                                   7,389,872         7,049,821
  Accrued expenses (Note 10)                                                2,827,205         3,690,261
                                                                         ------------------------------
           Total current liabilities                                       29,025,926        21,442,413
                                                                         ------------------------------
Long-Term Debt, less current maturities (Note 6)                            5,418,832        10,288,187
                                                                         ------------------------------
Deferred Income Taxes (Note 7)                                              1,337,268         1,334,723
                                                                         ------------------------------
Deferred Compensation (Note 9)                                                834,953           769,972
                                                                         ------------------------------
Commitments and Contingencies (Notes 8, 9 and 15)
Stockholders' Equity (Note 9)
  Common stock, stated value $.50 per share, authorized
    2,000,000 shares; issued 465,971 in 1996 and 1995                         232,986           232,986
  Retained earnings                                                         4,243,222        11,282,151
                                                                         ------------------------------
                                                                            4,476,208        11,515,137
                                                                         ------------------------------
                                                                         $ 41,093,187      $ 45,350,432
                                                                         ==============================

COCHRANE FURNITURE COMPANY, INC.


STATEMENTS OF OPERATIONS
Years Ended March 30, 1996, April 1, 1995 and April 2, 1994


                                                         1996              1995                1994
--------------------------------------------------------------------------------------------------------

Net sales                                           $  85,697,569     $  76,248,527       $  68,735,294
Cost of goods sold                                     76,519,878        65,989,873          59,097,283
                                                    ----------------------------------------------------
            Gross profit                                9,177,691        10,258,654           9,638,011
Selling, general and administrative expenses:
  Office salaries                                       2,146,733         1,797,083           2,064,682
  Commissions to salesmen                               3,218,305         3,389,942           3,238,112
  Advertising, market and design                        1,943,037         1,944,133           1,563,967
  Restructuring                                                 -                 -           1,110,000
  Other                                                 4,473,001         2,780,893           4,971,326
Write down of Pem-Kay assets (Note 13)                  3,166,005                 -                   -
                                                    ----------------------------------------------------
            Operating income (loss)                    (5,769,390)          346,603          (3,310,076)
                                                    ----------------------------------------------------
Financial income (expense):
  Interest expense                                     (2,103,619)       (1,174,312)         (1,000,060)
  Other income                                            490,521           976,089             832,678
                                                    ----------------------------------------------------
                                                       (1,613,098)         (198,223)           (167,382)
                                                    ----------------------------------------------------
            Income (loss) before income taxes          (7,382,488)          148,380          (3,477,458)
                                                    ----------------------------------------------------
Federal and state income taxes (credits)
  (Note 7):
  Current                                                (466,955)          101,812            (427,995)
  Deferred                                                123,396            21,215          (1,236,125)
                                                    ----------------------------------------------------
                                                         (343,559)          123,027          (1,664,120)
                                                    ----------------------------------------------------
            Net income (loss)                       $  (7,038,929)    $      25,353       $  (1,813,338)
                                                    ====================================================
Weighted average number of common shares
  outstanding                                             465,971           466,093             466,121
                                                    ====================================================

            Earnings (loss) per common share        $      (15.11)    $        0.05       $       (3.89)
                                                    ====================================================



See Notes to Financial Statements.

COCHRANE FURNITURE COMPANY, INC.


STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended March 30, 1996, April 1, 1995 and April 2, 1994


                                                                                   Employee
                                                       Common                        Stock
                                                       Stock         Retained      Ownership
                                                       Issued        Earnings         Debt
----------------------------------------------------------------------------------------------
Balance, April 3, 1993 as previously reported       $   233,061    $ 11,940,488   $   177,200
  Adjustment applicable to prior years resulting
  from the retroactive change from the LIFO
  method of accounting for inventory
  to the FIFO method (Note 4)                                 -       1,535,027             -
Adjustment applicable to prior years resulting
  from the retroactive change to the accrual
  method of accounting for discounts credits
  (Note 20)                                                   -        (371,700)            -
                                                    ------------------------------------------
Balance, April 3, 1993, as restated                     233,061      13,103,815       177,200
  Net Loss                                                    -      (1,813,338)            -
  Cash Dividends, $.07 per share                              -         (32,628)            -
  Decrease in Employee Stock Ownership
    Trust Debt, guaranteed by the Company                     -               -       (92,600)
                                                    ------------------------------------------
Balance, April 2, 1994                              $   233,061    $ 11,257,849   $    84,600
  Net income                                                  -          25,353             -
  Purchase of 150 shares of stock                           (75)         (1,051)            -
  Decrease in Employee Stock Ownership
    Trust debt, guaranteed by the Company                     -               -       (84,600)
                                                    ------------------------------------------
Balance, April 1, 1995                                  232,986      11,282,151             -
Net loss                                                      -      (7,038,929)            -
                                                    ------------------------------------------
Balance, March 30, 1996                             $   232,986    $  4,243,222   $         -
                                                    ==========================================


See Notes to Financial Statements.

COCHRANE FURNITURE COMPANY, INC.


STATEMENTS OF CASH FLOWS
Years Ended March 30, 1996, April 1, 1995 and April 2, 1994


                                                               1996           1995           1994
------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income (loss)                                       $ (7,038,929)   $     25,353   $ (1,813,338)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
  Amortization                                                 149,184          38,027              -
  Depreciation                                               1,637,295       1,667,797      1,749,363
  Deferred compensation                                         64,981          67,020        (15,754)
  Provision for doubtful accounts                               16,092           5,419        132,729
  Cash value of life insurance increase over
    premiums paid                                              (59,191)        (57,215)       (64,753)
  Deferred income taxes                                        123,396          21,215     (1,236,125)
  Gain on sale of property and equipment                        (1,440)        (21,107)      (151,539)
  Write down of assets                                       3,166,005               -              -
  Changes in assets and liabilities:
    (Increase) decrease in:
      Accounts receivable                                      (74,637)       (779,171)      (560,374)
      Refundable income taxes                                 (478,511)        479,960       (479,960)
      Inventories                                              643,063      (4,977,018)     4,866,660
      Prepaid expenses                                          66,643        (109,963)        57,849
      Other assets                                            (507,451)        (88,044)        11,314
    Increase (decrease) in:
      Accounts payable and accrued expenses                   (413,403)      1,322,337        654,161
      Income taxes payable                                           -               -       (498,095)
                                                          --------------------------------------------
        Net cash provided by (used in)
        operating activities                                (2,706,903)     (2,405,390)     2,652,138
                                                          --------------------------------------------
Cash Flows From Investing Activities
  Proceeds from sale of property and equipment                   1,440          28,355        264,288
  Purchase of property and equipment                          (384,449)     (1,268,915)      (575,944)
  Life insurance premiums                                      (37,740)        (45,744)       (38,319)
                                                          --------------------------------------------
        Net cash used in investing activities                 (420,749)     (1,286,304)      (349,975)
                                                          --------------------------------------------



                              (Continued)

COCHRANE FURNITURE COMPANY, INC.

Years Ended March 30, 1996, April 1, 1995 and April 2, 1994


                                                               1996           1995           1994
------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Net borrowings (Payments) on short-term credit
    agreements                                            $  4,236,611    $  4,595,855   $   (467,577)
  Net proceeds from borrowings against cash
    surrender value of life insurance                               91         540,252              -
  Proceeds from long-term borrowings                         4,537,500       4,600,000              -
  Principal payments on long-term borrowings                (5,646,550)     (6,042,512)    (1,801,758)
  Purchase of common stock                                           -          (1,126)             -
  Cash dividends paid                                                -               -        (32,628)

      Net cash provided by (used in) financing            --------------------------------------------
      activities                                             3,127,652       3,692,469     (2,301,963)
                                                          --------------------------------------------
      Net increase in cash                                           -             775            200
Cash:
  Beginning                                                      1,530             755            555
                                                          --------------------------------------------
  Ending                                                  $      1,530    $      1,530   $        755
                                                          ============================================
Supplemental Disclosures of Cash Flow Information
  Cash payments (receipts) for:
    Interest                                              $  2,119,955    $  1,193,483   $    998,632
                                                          ============================================
    Income taxes                                          $    107,648    $   (485,680)  $    550,713
                                                          ============================================
Supplemental Schedule of Noncash Financing
  Activities
  Reduction in employee stock ownership debt and
    guarantee resulting from debt payment by a
    Trust                                                 $          -    $     84,600   $     92,600
                                                          ============================================
1996 write down (Note 13) and 1995 acquisition of
  Pem-Kay division:
  Assets
    Receivables and other assets                          $          -    $    224,228   $          -
    Inventory                                                        -         684,894              -
    Fair value of property and equipment                      (741,781)      3,135,600              -
    Property available for sale                               (258,219)        858,219              -
    Acquisition cost                                           (71,584)              -              -
    Goodwill                                                (2,094,421)      2,281,632              -
                                                          --------------------------------------------
                                                          $ (3,166,005)   $  7,184,573   $          -
                                                          ============================================
  Liabilities
    Long-term debt assumed                                           -      (2,870,582)             -
    Note payable issued                                              -        (362,345)             -
    Other net liabilities assumed and provided                       -      (3,951,646)             -
                                                          --------------------------------------------
                                                          $          -    $ (7,184,573)  $          -
                                                          ============================================

See Notes to Financial Statements.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies

The Company manufactures case goods and upholstered furniture for sale to retail stores primarily located in the United States. Sales are on credit at terms the Company establishes for individual customers.

A summary of the Company's significant accounting policies follows:

Estimates:
---------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal year:
-----------
The Company's fiscal year ends on the Saturday nearest March 31. Fiscal years 1994, 1995 and 1996 each contained 52 weeks.

Property available for sale:
---------------------------
Property available for sale is carried at the lower of cost or market.

Inventories:
-----------
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. (see Note 4)

Loan Costs:
----------
Loan costs are being amortized over the term of the loan on a straight line basis and is included in general and administrative expenses.

Property and equipment:
----------------------
Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method. Depreciation is computed over the following estimated useful lives:


                                                             Years
                                                           ---------
Buildings and improvements                                  10 - 45
Machinery and equipment                                      5 - 10
Transportation equipment                                     3 - 5
Office furniture and equipment                               3 - 5

The amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets.

Deferred taxes:
--------------
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Discount credits:
----------------
The Company sells its products with a warranty that provides for repairs or replacements of defective goods. The Company accrues an estimated liability based on prior experience and knowledge of the goods. This liability is included as a component of accrued expenses.

Note 2.   Restricted Cash Accounts

The line of credit as described in Note 4 requires that restricted bank accounts be maintained. The Company is required to deposit sales collections into these accounts from which the lender makes regular withdrawals, based on cleared funds, and reduces the outstanding balance on the line of credit. Monies deposited in the collateral accounts are not available for withdrawal by the Company. The restricted accounts had no outstanding balances as of March 30, 1996.

Note 3.   Accounts Receivable and Pledged Assets

A portion of the Company's Accounts Receivable are factored through an agreement with a bank. The Company is permitted to receive advances up to 100% of such receivables from the bank prior to the due date. The advances bear interest at the bank's prime lending rate. The receivables are essentially sold without recourse. The agreement may be terminated by either party with 30 days notice.

Note 4.   Inventories

Effective April 3, 1994, the Company changed from the last-in, first-out
(LIFO) method of accounting for inventories to the first-in, first-out
(FIFO) method. The change was made because, in the opinion of the Company's management, the new method will more appropriately match costs with revenues in a time when the Company's industry is experiencing dramatic changes in the price of raw materials.

In conjunction with the change from LIFO to FIFO and the removal of the LIFO reserve, the Company's management felt a retroactive establishment of an inventory valuation allowance was necessary to ensure that inventory was stated at the lower of cost or market in the years that were restated.

The accompanying financial statements for the year ended April 2, 1994 have been restated to give retroactive effect to the two changes noted above, net of the related deferred income tax effects. These changes had the following effect on the opening balance sheet (April 3, 1993):

Inventories

  LIFO reserve                                      $     2,637,027
  Valuation allowance                                      (200,000)
                                                    ----------------
                                                          2,437,027
Deferred income taxes                                      (902,000)
                                                    ----------------
Retained earnings                                   $     1,535,027
                                                    ================

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 4.   Inventories (Continued)

Net income for the year ended April 2, 1994 was affected as follows by these changes.


Gross Profit                           $     229,228     ($.49 per share)
Income tax expense                           (85,000)    (($.18) per share)
                                       --------------
Net Income                             $     144,228     ($.31 per share)
                                       ==============

The deferred taxes result from the fact that income realized from the changes from LIFO to FIFO for book purposes may be recognized for tax purposes over a six year period following the change, and lower cost or market inventory valuation allowances are not recognized for tax purposes until the losses are actually realized.

Note 5.   Short-Term Borrowings

The Company has a $15 million line of credit with a bank. The credit agreement provides for revolving credit through November 17, 1998. As of March 30, 1996, $2,788,018 was available to the Company for additional draws under the agreement. The note bears interest on one or more bases selected by the Company from the following options: 1) the bank's prime rate plus .25%; 2) LIBOR rate plus 2.50%; or 3) LIBOR rate reserve percentage expressed as a decimal, rounded upward to the nearest 1/100 of 1%, as determined by the bank. The interest rate in effect at March 31, 1996 was 8.5%. The line of credit is collateralized by essentially all of the Company's assets.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 6.   Long-Term Debt and Pledged Assets


Long-term debt consists of the following:
Industrial Development Revenue Bond due in semiannual installments of $275,000, plus interest at variable discounted rates, currently 3.50%, not to exceed 12%,
  payable monthly                                                                           $  2,025,000
Industrial Development Revenue Bond due in quarterly installments of $45,000 through March 30, 1996 and $40,000 per quarter July 1, 1996 through July 1, 2005 plus interest at discounted rates currently 3.50%, not to exceed 12%, payable
  monthly                                                                                      1,480,000
Mortgage note payable, due in monthly installments of $37,500 plus interest through November 17, 1996 followed by monthly payments of $53,571 plus interest through November 17, 1998.  The remaining unpaid balance is due in full on
  November 17, 1998.  Interest is charged at one or more bases selected by the
  Company from the following rate options: 1) the bank's prime rate plus .50%;
  2) LIBOR rate plus 2.75%; or 3) LIBOR rate reserve percentage expressed as a decimal, rounded upward to nearest 1/100 of 1% as determined by the bank.
  Due to covenant violations as of March 30, 1996, the bank has the right to call
  this loan at any time                                                                        4,350,000
Note payable, due in monthly installments of $35,000 including interest at the prime rate established by the lending bank plus three quarters of a percent, collateralized by buildings, furniture and equipment with a carrying value of $2,950,060 at
  March 30, 1996                                                                               2,450,592
Unsecured note payable, due in annual installments of $50,000 including interest of 8%           287,332
Capitalized lease obligations due in monthly installments of $19,904 including interest at rates from 6% to 11%, collateralized by computer equipment with a carrying
  value of $191,432 at March 30, 1996                                                            251,657
Capitalized lease obligations, due in monthly installments of $3,460 including interest at rates from 8.5% to 11.33%, collateralized by trailers with a carrying
  value of $84,261 at March 30, 1996                                                              58,609
                                                                                            ------------
                                                                                              10,903,190
Less current maturities                                                                        5,484,358
                                                                                            ------------
Long-term portion                                                                           $  5,418,832
                                                                                            ============


The prime rate at March 30, 1996 was 8.5%.

The mortgage notes payable and the Industrial Development Revenue Bonds are collateralized by substantially all of the Company's property and equipment.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 6.   Long-Term Debt and Pledged Assets (Continued)

Principal maturities of long-term debt during each of the five fiscal years after March 30, 1996, are as follows:


Year                                                                               Amount
----------------------------------------------------------------------------------------------
1997                                                                           $    5,484,358
1998                                                                                1,058,145
1999                                                                                1,017,656
2000                                                                                  834,613
2001                                                                                  487,971
Later years                                                                         2,020,447
                                                                               ---------------
                                                                               $   10,903,190
                                                                               ===============


The following is a schedule of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of March 30, 1996:


Year Ending
April 30,                                                                          Amount
----------------------------------------------------------------------------------------------
1997                                                                           $      232,867
1998                                                                                   67,540
1999                                                                                   38,104
                                                                               ---------------
Total minimum lease payments                                                          338,511
Less amount representing interest                                                      28,245
                                                                               ---------------
Present value of net minimum lease payments, of which $213,404 is included
  in current liabilities                                                       $      310,266
                                                                               ===============


The loan agreements are subject to various covenants which place restrictions on dividends, working capital, net worth, capital expenditures and certain ratios. The Company was in violation of certain of the above covenants as of March 30, 1996. As a result, the loan can be called at any time at the bank's discretion and has been classified as a current maturity. The Company has made all scheduled payments of principal and interest. The Company has entered into a forbearance agreement with the bank which is effective through October 31, 1996. Under the terms of this agreement the bank agrees not to exercise its rights and remedies under the loan documents which they may have as a result of the existing events of default. This forbearance agreement contains additional default provisions that give the bank the ability to exercise its rights should the Company default. It cannot be assured that the bank will extend the forbearance agreement or that defaults on the provisions of the agreement by the Company will not result in acceleration of the debt payment. Should either of these events occur and the bank demands payment the Company must obtain alternative sources of financing or working capital. If the Company is unable to do so they may be forced to liquidate certain operating assets.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 7.   Income Tax Matters

The net deferred tax assets consist of the following components as of March 30, 1996 and April 1, 1995:


                                                        1996                1995
                                                   ----------------------------------
Deferred tax assets:
  Accounts receivable                              $      64,600       $     114,700
  Inventory valuation allowance                          170,000                   -
  Accrued vacation costs                                 193,902             221,324
  Deferred compensation                                  283,884             284,889
  Contribution carryforwards                              20,766             120,943
  Severance pay                                                -               3,826
  Worker's compensation                                  245,052             268,250
  Discount credits                                       127,500             210,900
  Self-insurance                                          69,700              83,250
  AMT credit carryforwards                                45,434             320,579
  Net operating loss carryforwards                     1,176,090              80,984
  Reserve for Pem-Kay loss                             1,076,442                   -
  Other                                                        -               3,516
                                                   ----------------------------------
                                                       3,473,370           1,713,161
  Less valuation allowance                             2,458,163              90,000
                                                   ----------------------------------
                                                   $   1,015,207       $   1,623,161
                                                   ----------------------------------


Deferred tax liabilities:
  Inventories                                            421,794             675,555
  Property and equipment                                 593,413             824,210
                                                   ----------------------------------
                                                   $   1,015,207       $   1,499,765
                                                   ----------------------------------
Net deferred tax asset                             $           0       $     123,396
                                                   ==================================


The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of March 30, 1996 and April 1, 1995 as follows:


                                                        1996                1995
                                                   ----------------------------------
  Deferred tax asset, current                      $   1,337,268       $   1,458,119
  Deferred tax liability, noncurrent                  (1,337,268)         (1,334,723)
                                                   ----------------------------------
                                                   $           0       $     123,396
                                                   ==================================


During the year ended April 1, 1995, the Company recorded a valuation allowance of $90,000 on the deferred tax assets to reduce the total to an amount that will ultimately be realized. During the year ended March 30, 1996, the valuation allowance increased $2,368,163, primarily attributable to the write down of the Pem-Kay assets and increase in loss carryforwards. The valuation allowance was increased because realization of any deferred tax asset is dependent on sufficient future taxable income which cannot be assured. There was no other activity in the valuation allowance account during 1996 or 1995.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 7.   Income Tax Matters (Continued)

A reconciliation of income taxes at the federal statutory rate to the effective tax rate for 1996, 1995 and 1994 is as follows:


                                                            1996             1995              1994
                                                       -------------------------------------------------
Statutory federal income tax rate                      $  (2,510,046)    $     50,449     $  (1,182,336)
Increases (decreases) in taxes resulting from:
  State taxes, net of federal income tax benefit            (155,890)           1,650           (78,661)
  Valuation allowance                                      2,368,163           90,000                 -
  AMT Credit Carryforward                                          -                -          (220,579)
  Permanent differences                                      (10,173)         (16,801)          (14,277)
  Other                                                      (35,613)          (2,271)         (168,267)
                                                       -------------------------------------------------
                                                       $    (343,559)    $    123,027     $  (1,664,120)
                                                       =================================================


Note 8.   Leases

The Company leases certain showroom space under operating lease agreements. The total lease expense related to these agreements amounted to $230,340 in 1996, $201,786 in 1995 and $221,763 in 1994.

The future minimum rental commitments for the noncancelable operating leases are as follows:


Year Ending                                                       Amount
---------------------------------------------------------------------------
1997                                                           $   230,340
1998                                                               209,037
1999                                                               201,936
2000                                                               117,796
                                                               ------------
                                                               $   759,109
                                                               ============


The Company also leases transportation equipment on a month-to-month basis. The total lease expense for this equipment amounted to $727,273 in 1996, $458,779 in 1995 and $313,103 in 1994.

Note 9.   Employee Benefit Plans

The Company has agreements with four officers to pay retirement benefits which provide for payments beginning at the earlier of their retirement or disability. The annual benefits are to be 40% of their base salary at retirement and are to be paid over a ten-year period. In the event of death prior to or during retirement, such payments will be made to their respective beneficiaries. The estimated portion of such benefits applicable to current service is being accrued by a charge to current expense. The total expense related to these agreements amounted to $67,020 in 1996, $67,020 in 1995 and ($15,755) in 1994.

The Company has a deferred profit sharing plan for the benefit of its employees. The amount payable annually is determined by the Board of Directors, with no minimum contribution based on net income required. No contributions were made during 1996, 1995 or 1994.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 9.   Employee Benefit Plans (Continued)

The Company has an employee savings and protection 401(k) plan. Eligible participants contribute to the plan through payroll deductions, and the Company currently makes a matching contribution of fifty percent of the employee contribution up to four percent of the employee gross wages.
The Company made contributions of $306,582 in 1996, $176,819 in 1995 and $97,116 in 1994.

The Company has an Employee Stock Ownership Plan (ESOP) and a related trust for the benefit of its employees. The components of the amount charged to expense, determined by the cash payment method, consisted of compensation of $-0-, $4,700 and $92,600 and interest of $-0-, $7,287 and $6,777 for 1996, 1995 and 1994, respectively. As of April 1, 1996, 71,962 shares of the Company's common stock had been purchased by the Employee Stock Ownership Trust (ESOT), which was established to fund the ESOP.

The trust agreement provides that the Company shall contribute an amount for each plan year as the Company's Board of Directors shall determine in cash or in shares of Company stock. The benefit with respect to each participant becomes partially vested based on the participants' years of service beginning with three years of service and becomes fully vested with seven years of service or upon the occurrence of certain specified events.

The Company has bonus plans for its officers and key employees, which provide for bonuses based on performance or on varying percentages of the Company's adjusted income before income taxes. These plans can be approved for subsequent years at the discretion of the Board of Directors. Bonus expense amounted to $-0-, $129,000 and $-0- for 1996, 1995 and 1994, respectively.

Note 10.  Accrued Expenses

Accrued expenses consist of the following:


                                                                         1996              1995
                                                                    ---------------------------------
Salaries, wages and commissions                                     $      835,700     $    1,220,382
Worker's compensation retroactive premiums                                 720,740            725,000
Discount credits                                                           375,000            570,000
Self-insured health claims                                                 455,000            425,000
Bonuses                                                                          -            129,000
Advertising                                                                109,511            129,511
Taxes, other than income taxes                                              89,379            100,272
Income taxes                                                                     -             96,092
Severance pay                                                                    -             14,840
Interest                                                                    26,092             42,429
Withheld taxes & other                                                     215,783            237,735
                                                                    ---------------------------------
                                                                    $    2,827,205     $    3,690,261
                                                                    =================================

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 11.  Stock Option Plan

On June 6, 1994, the Company adopted a stock option plan with 50,000 shares of common stock reserved for options to key employees. Option prices will be the fair value of the common stock on the date the options are granted and options expire five years from the date of grant. The option price per share is $7.51. There were no options exercised during the years ended March 30, 1996 or April 1, 1995. During the year ending March 30, 1996 options representing 5,000 shares expired and as of March 30, 1996 options for 45,000 shares are outstanding.

Note 12.  Business Combination

On December 9, 1994, the Company acquired substantially all of the assets and assumed certain liabilities of Pem-Kay Furniture Company, Inc., a manufacturer of upholstered furniture. The total acquisition cost was $7,184,573. The excess of total cost over the fair value of the net assets acquired of $2,281,632 was being amortized over 15 years by the straight-line method. Total amortization charged to expense for 1996 and 1995 was $149,184 and $38,027, respectively.

The acquisition has been accounted for as a purchase and results of operations of the acquired company since the date of acquisition are included in the consolidated financial statements. Financial statements of Pem-Kay Furniture Company, Inc. prior to the acquisition are not readily available.

At March 30, 1996, the Company has reduced the recorded value of the goodwill to -0- as described in Note 13, below.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 13.  Impairment of Assets

During the year ended March 30, 1996 the Company evaluated certain assets of the Pem-Kay division. Based upon this evaluation management has determined that certain assets need to be adjusted to more appropriately reflect their net realizable value. Accordingly, the Company has reduced Pem-Kay's assets to their expected realizable value and recorded the appropriate adjustment, which consist of the following:


                                     Prior to
                                     Reduction            Adjustment          March 30, 1996
                                  -----------------------------------------------------------
Goodwill                          $    2,094,421      $      (2,094,421)      $            -
Property held for sale                   858,219               (258,219)             600,000
Building & land                        2,326,830               (300,133)           2,026,697
Machinery & equipment                    880,801               (441,648)             439,153
Other                                     71,584                (71,584)                   -
                                  -----------------------------------------------------------
                                  $    6,231,855      $      (3,166,005)      $    3,065,850
                                  ===========================================================


Note 14.  Advertising Expense

Advertising expense for the years ended March 30, 1996, April 1, 1995 and April 2, 1994 was $1,943,037, $1,944,133 and $1,563,967, respectively.

Note 15.  Commitments and Contingencies

The Company has expended $797,403 for various additions to property and equipment which were incomplete at March 30, 1996. Additional expenditures to complete these projects are estimated at approximately $475,000, to be completed over the next two years.

Self-insurance reserves are established for employee group medical benefits based on claims filed and claims incurred but not reported, with a maximum up to $70,000 per covered person for a policy year. The Company is insured for covered costs in excess of these limits. The expense related to these policies amounted to $2,902,994 in 1996, $2,035,911 in 1995 and $1,702,292 in 1994.

The Company has guaranteed 25.93% of a loan in connection with the establishment of a day care facility located near the Company. At March 30, 1996, the balance outstanding on the loan was $364,343, of which the Company's portion is $94,474.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 16.  Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Accounts receivable and accounts payable: The carrying amounts of accounts receivable and accounts payable approximate their fair values due to the short-term maturities of these instruments.

Long-term, and short-term borrowings: The carrying amounts of the Company's long-term and short-term borrowings approximate their estimated fair value because the current rates approximate the rates of financial instruments with similar characteristics.

The carrying value of the loan guarantee is $0 and it is not practicable to determine its estimated fair value.

Note 17.  Financial Accounting Standards Board Statement to be Adopted

The Financial Accounting Standards Board ("FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which has not been adopted by the Company as of March 30, 1996. FASB Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Under the guidelines of the new standard, the Company will be required to review long-lived assets and certain identifiable intangibles to be held for impairment whenever events of changes in circumstances, as outlined in Statement No. 121, indicate that the carrying amount of an asset may not be recoverable. If these events or changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, the Company shall estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company shall recognize an impairment loss in accordance with the Statement. The Company has not determined the impact of FASB Statement No. 121 on the financial statements.

Note 18.  Reclassifications

Certain amounts in the financial statements for 1995 and 1994 have been reclassified, with no effect on net income or stockholders' equity, to be consistent with the classifications adopted for 1996.

COCHRANE FURNITURE COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 19.  Subsequent Event

The Company entered into a nonbinding letter of intent to sell its stock on June 20, 1996. The parties involved are currently negotiating the terms for sale.

Note 20. Retroactive Change in the Method of Recognizing Discount Credits and Deferred Income Taxes

In prior years, the company reduced sales for discount credits issued on an "as issued" basis for both financial statement and tax purposes.

During the year ended April 1, 1995, the Company retroactively changed its method of accounting for discount credits to the accrual basis in accordance with generally accepted accounting principles.

The financial statements for the year ended April 2, 1994 have been retroactively restated for this change and the portion of the adjustment applicable to the year ended April 3, 1993 and prior years in the amount of $590,000, less the deferred tax effect of $218,300, has been treated as a retroactive restatement of the April 3, 1993 retained earnings balance. This change had no significant effect on the results of operations for the year ended April 2, 1994 as previously reported.

The deferred taxes result from the fact that discount credits of this nature are recognized on the accrual method for financial statement purposes and on the "as issued" basis for income tax purposes.


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

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its Current Report on Form
8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CHROMCRAFT REVINGTON, INC.
                                       (Registrant)


Date:  January 23, 1997                By:   /s/ Frank T. Kane
                                             ----------------------
                                             Frank T. Kane,
                                             Vice President-Finance


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